EXHIBIT 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas (949) 231-3061	Thomas Schiller (949) 231-4700

Skyworks Reports Second Fiscal Quarter 2005 Results

Delivers Revenues of $191 Million and Pro Forma EPS of $0.04;
Meets Top and Exceeds Bottom Line Guidance;
Enters High-Growth BAW Filter Market

WOBURN, Mass., April 27, 2005 – Skyworks Solutions, Inc. (NASDAQ: SWKS), a global leader in analog, mixed signal and digital semiconductors for mobile communications applications, today announced revenue of $190.5 million for the second fiscal quarter ended April 1, 2005, representing a 4 percent year-over-year increase when compared to revenue of $183.5 million during the second fiscal quarter of 2004. Revenue declined 13 percent sequentially from $220.2 million in the previous quarter, reflecting market seasonality and the transition of certain customers to hub arrangements, consistent with the company’s guidance.

        GAAP operating income for the second fiscal quarter was $8.3 million, reversing a $4.4 million loss in the corresponding period a year ago and versus $22.9 million of operating income in the first fiscal quarter of 2005. On a pro forma basis, operating income for the second fiscal quarter was $9.8 million as compared to $13.1 million for the same period a year ago, and $23.7 million last quarter. GAAP diluted earnings per share during the quarter was $0.01 versus a loss of $0.06 in the second fiscal quarter of 2004, while pro forma diluted earnings per share was $0.04, $0.01 ahead of company guidance and in line with consensus estimates.

        “The Skyworks team delivered a solid performance in the second fiscal quarter of 2005, achieving our revenue and earnings guidance for the 12th consecutive time despite a challenging market environment,” said David J. Aldrich, Skyworks’ president and chief executive officer. “During the quarter we gained market momentum with our portfolio of LIPA™ power amplifiers, front-end modules, and Helios™ radios supporting next generation applications. More importantly, given our intense focus on attaining further operational efficiencies and the introduction of differentiated linear products, we anticipate expanded gross margins and a higher level of profitability in the current quarter and throughout the balance of the year.”

Corporate Achievements

•	Increased cash balance to $219.4 million
•	Added Sony Ericsson as a 10 percent customer, accompanying Samsung and Motorola
•	Elected David P. McGlade, CEO of Intelsat and former CEO of O2 UK, a subsidiary of mmO2 PLC, one of the largest UK mobile communications companies, to board of directors

Product Highlights

Mobile Platforms

•	Scored a strategic design win with Helios™ Mini, the world’s smallest complete dual-chip radio subsystem for EDGE mobile platforms, at a second top tier OEM
•	Captured EDGE and WCDMA power amplifier sockets at Sony Ericsson
•	Unveiled the industry's most highly integrated RF transmit module for CDMA handsets
•	Integrated StarCore's digital signal processor technology for next generation cellular system solutions

Linear Products

•	Entered high growth Bulk Acoustic Wave (BAW) filter market
•	Launched customized CMOS switch solutions targeting the satellite receiver market
•	Ramped ultra linear control and amplifier ICs across Research in Motion’s 7100 CDMA Blackberry™ series of platforms
•	Commenced shipments of precision analog products in support of a leading Fortune 500 medical technology company

Business Outlook

        “We anticipate revenue for the third fiscal quarter to be up slightly and in the low $190 million range,” said Allan M. Kline, Skyworks’ vice president and chief financial officer. “Our revenue guidance is the net effect of two dynamics. On the one hand, we’re experiencing softness at a subset of tier three cellular systems customers as they work through excess inventory. We’re also forecasting a slower than planned uptake of our solutions supporting third generation services as operators refine their networks and marketing strategies. On the other, we are seeing strengthening demand from our tier one handset customer base along with the ramp of our newest analog devices. In fact, as we launch new, more highly innovative products, we expect gross margin to be in the 40 percent range. In turn, we are targeting a 25 percent sequential improvement in our level of operating income.”

Skyworks’ Second Quarter Conference Call

        Skyworks will host a conference call at 5:00 p.m. Eastern time (ET) today to discuss results for the second fiscal quarter of 2005. To listen to the conference call via the Internet, please visit the Investor Relations section of Skyworks’ website at www.skyworksinc.com. To listen to the conference call via telephone, please call 800.289-0496 (domestic) or 913.981.5519 (international), security code: Skyworks.

        Playback of the conference call will begin at 9 p.m. ET on Wednesday, April 27, 2005, and end at 9 p.m. ET on Wednesday, May 4, 2005. The replay will be available on Skyworks’ Web site or by calling 888.203.1112 (domestic) or 719.457.0820 (international); access code: 3384889#.

About Skyworks

        Skyworks Solutions, Inc. is the industry’s leading wireless semiconductor company focused on RF and complete cellular system solutions for mobile communications applications. The company provides front-end modules, RF subsystems and cellular systems to handset, WLAN and infrastructure customers.

        Skyworks is headquartered in Woburn, Mass., with executive offices in Irvine, Calif. The company has design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe, Japan, China, Korea, Taiwan and India. For more information please visit www.skyworksinc.com.

        Skyworks, LIPA and Helios are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.

Safe Harbor Statement

        This press release, and related conference call, includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements included in this press release and related conference call, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements include information relating to future results of Skyworks (including certain projections and anticipated business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those expressed.

        These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; the ability to develop, manufacture and market innovative products in a rapidly changing technological environment; the ability to compete with products and prices in an intensely competitive industry; product obsolescence; losses or curtailments of purchases from key customers or the timing of customer inventory adjustments; the timing of new product introductions; the availability and extent of utilization of raw materials, critical manufacturing equipment and manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; the ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; economic, social and political conditions in the countries in which Skyworks, its customers or its suppliers operate, including health and security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s filings with the Securities and Exchange Commission.

        These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

SKYWORKS SOLUTIONS, INC.

UNAUDITED GAAP CONSOLIDATED STATEMENT OF OPERATIONS

SKYWORKS

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended	
	April 1, 2005	April 2, 2004	April 1, 2005	April 2, 2004
Net revenues	$ 190,505	$ 183,471	$ 410,665	$ 358,579
Cost of goods sold	117,906	111,267	250,047	216,807
Gross profit	72,599	72,204	160,618	141,772
Operating expenses:				
Research and development	38,676	37,473	75,789	75,538
Selling, general and administrative	25,058	22,573	52,282	42,934
Special charges	-	15,759	-	15,759
Amortization of intangibles	545	769	1,282	1,538
Total operating expenses	64,279	76,574	129,353	135,769
Operating income (loss)	8,320	(4,370)	31,265	6,003
Interest expense	(3,635)	(5,403)	(7,168)	(10,777)
Other income, net	1,067	303	2,188	756
Income (loss) before income taxes	5,752	(9,470)	26,285	(4,018)
Provision (credit) for income taxes	4,508	(49)	11,124	1,231
Net income (loss)	$ 1,244	$ (9,421)	$ 15,161	$ (5,249)
Earnings (loss) per share:				
Basic	$ 0.01	$ (0.06)	$ 0.10	$ (0.04)
Diluted	$ 0.01	$ (0.06)	$ 0.10	$ (0.04)
Weighted average shares:				
Basic	157,235	149,396	156,837	149,090
Diluted	158,435	149,396	158,426	149,090

SKYWORKS

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF PRO FORMA NON-GAAP MEASURES

(in thousands)	Three Months Ended April 1, 2005	Three Months Ended April 2, 2004	Six Months Ended April 1, 2005	Six Months Ended April 2, 2004
GAAP operating income (loss)	$ 8,320	$ (4,370)	$ 31,265	$ 6,003
Asset impairments [a]	-	13,182	-	13,182
Restructuring charges [b]	-	3,551	-	3,551
Lease and leasehold improvements [c]	886	-	886	
Amortization of intangible assets	545	769	1,282	1,538
Pro forma operating income	$ 9,751	$ 13,132	$ 33,433	$ 24,274

(in thousands)	Three Months Ended April 1, 2005	Three Months Ended April 2, 2004	Six Months Ended April 1, 2005	Six Months Ended April 2, 2004
GAAP net income (loss)	$ 1,244	$ (9,421)	$ 15,161	$ (5,249)
Asset impairments [a]	-	13,182	-	13,182
Restructuring charges [b]	-	3,551	-	3,551
Lease and leasehold improvements [c]	886	-	886	
Amortization of intangible assets	545	769	1,282	1,538
Pre-merger tax adjustments [d]	3,299	(480)	9,189	-
Pro forma net income	$ 5,974	$ 7,601	$ 26,518	$ 13,022

	Three Months Ended April 1, 2005	Three Months Ended April 2, 2004	Six Months Ended April 1, 2005	Six Months Ended April 2, 2004
GAAP net income (loss) per share, diluted	$ 0.01	$ (0.06)	$ 0.10	$ (0.04)
Asset impairments [a]	-	0.09	-	0.09
Restructuring charges [b]	-	0.02	-	0.02
Lease and leasehold improvements [c]	0.01	-	-	
Amortization of intangible assets	-	-	0.01	0.02
Pre-merger tax adjustments [d]	0.02	-	0.06	-
Pro forma net income per share, diluted	$ 0.04	$ 0.05	$ 0.17	$ 0.09

[a] These charges primarily consist of a write-down of legacy technology licenses related to the Company's cellular systems business which was included in operating expenses, except for $0.9 million which was included in cost of goods sold.

[b] These charges represent certain costs incurred to implement facility consolidations.

[c] These charges represent an aggregate adjustment for the correction of an error in the manner in which the Company accounted for scheduled rent increases and amortization of leasehold improvements which were included in operating expenses, except for $0.2 million which was included in cost of goods sold.

[d] During the second quarter of fiscal 2005 and for the six months ended April 1, 2005, these charges primarily represent non-cash charges related to the utilization of pre-merger deferred tax assets and a reduction in the expected benefit of foreign deferred tax assets resulting from a change in regulated foreign tax rates. In the second quarter of fiscal 2004, this credit represents a reversal of the non-cash tax charge related to the utilization of pre-merger deferred tax assets recorded in the first quarter of fiscal 2004.

The above pro forma non-GAAP measures are based upon our unaudited consolidated statements of operations for the periods shown. These measures are not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP). However, the Company believes this information is useful in understanding the results of operations. Therefore, Skyworks provides this supplemental information to enable investors to perform additional comparisons of operating results and as a means to provide additional insight into the Company's ongoing operations and economic performance.

SKYWORKS

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)	April 1, 2005	Oct 1, 2004
Assets		
Current assets:		
Cash, cash equivalents and short-term investments	$ 219,353	$ 214,552
Accounts receivable, net	166,358	157,772
Inventories	80,595	79,572
Prepaid expenses and other current assets	11,341	11,968
Property, plant and equipment, net	148,204	150,009
Goodwill and intangible assets, net	516,082	524,388
Other assets	29,061	30,545
Total assets	$ 1,170,994	$ 1,168,806
Liabilities and Equity		
Current liabilities:		
Short-term debt	$ 49,218	$ 50,000
Accounts payable	66,540	73,405
Accrued liabilities and other current liabilities	42,826	57,846
Long-term debt	230,000	230,000
Other long-term liabilities	6,542	5,932
Stockholders' equity	775,868	751,623
Total liabilities and equity	$ 1,170,994	$ 1,168,806